Exhibit (A)(5)(G)

Navios Maritime Holdings Inc. Announces

Preliminary Results of the Series G ADS Exchange Offer

MONACO, April 15, 2019—Navios Maritime Holdings Inc. (“Navios Holdings” or the “Company”) today announced the preliminary results of its previously launched exchange offer (the “Series G ADS Exchange Offer”) to exchange cash and/or newly issued 9.75% Senior Notes due 2024 (the “Notes”) for approximately 66 2/3% of the outstanding American Depositary Shares, representing 1/100th of a share of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G ADSs”).

The Series G ADS Exchange Offer expired at 11:59 PM, New York City time, on Friday, April 12, 2019. Based on information provided by the exchange agent, the Bank of New York Mellon, a total of 900,950 Series G ADSs, representing approximately 63.5% of the outstanding Series G ADSs, were properly tendered and not properly withdrawn prior to the expiration of the Series G ADS Exchange Offer. Of the total 900,950 Series G ADSs tendered, 31,720 Series G ADSs were tendered through notice of guaranteed delivery.

The Company expects to accept all of the 900,950 Series G ADSs properly tendered. The Company expects to pay a total of approximately $4.5 million in cash consideration and a total of approximately $3.9 million in aggregate principal amount of Notes, subject to adjustment for fractional shares.

The number of Series G ADSs tendered and not withdrawn are preliminary and are subject to verification by the Bank of New York Mellon as Depositary and the proper delivery of all Series G ADSs tendered (including those tendered pursuant to guaranteed delivery procedures). The final number of Series G ADSs properly tendered and not properly withdrawn will be announced promptly following the guaranteed delivery period and completion of the verification process. Delivery of the cash consideration and/or Notes consideration in exchange for the tendered Series G ADSs will be made promptly.

Important Notices and Additional Information

This press release is for informational purposes only. This press release is neither an offer to purchase nor a solicitation to buy any of the existing Series G ADSs or the underlying preferred shares of the Series G ADSs. This press release shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

In connection with the Series G ADS Exchange Offer, the Company filed with the SEC a Registration Statement on Form F-4 that included a Prospectus, as it was amended or supplemented (the “Prospectus”) and other related documents, which fully describe the terms and conditions of the Series G ADS Exchange Offer. The Series G ADS Exchange Offer was made solely by, and pursuant to, the terms of the Prospectus.

About Navios Maritime Holdings Inc.

Navios Maritime Holdings Inc. (NYSE:NM) is a global, vertically integrated seaborne shipping and logistics company focused on the transport and transshipment of drybulk commodities including iron ore, coal and grain. For more information about Navios Holdings please visit the Company’s website: www.navios.com.

Forward-Looking Statements

This press release contains forward-looking statements concerning future events and expectations including with respect to the completion of the Series G ADS Exchange Offer. Although Navios Holdings believes that the expectations reflected in such forward-looking statements are reasonable at the time made, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Navios Holdings. Actual results may differ materially from those expressed or implied by such forward-looking statements. Navios Holdings expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Holdings’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact

Navios Maritime Holdings Inc.

+1.212.906.8643